WALKER FINANCIAL CORPORATION
                          990 STEWART AVENUE, SUITE 60A
                           GARDEN CITY, NEW YORK 11530


October 11, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549
Attention:  Derek Swanson, Esq.
            Mail Stop 3561


    RE:     WALKER FINANCIAL CORPORATION (THE "COMPANY")
            REGISTRATION STATEMENT ON FORM SB-2
            FILE NO. 333-120748

            FORMS 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2004
            AND DECEMBER 31, 2003
            FORMS 10-QSB FOR THE QUARTER ENDED MARCH 31, 2005
            AND SEPTEMBER 30, 2004
            FILE NO. 0-28173


Dear Mr. Swanson:

Pursuant to your request to our outside counsel, the Company hereby confirms its understanding that its responses to the comments issued by the staff of the Securities and Exchange Commission contained in the staff's comment letter on the Company's Registration Statement on Form SB-2 as they relate to the Company's periodic report are due to be filed within ten business from October 7, 2005.


                                         Very truly yours,

                                         Walker Financial Corporation


                                         By: /s/ Mitchell S. Segal
                                             -----------------------------------
                                             Mitchell S. Segal
                                             Chief Executive Officer